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EXHIBIT 21

SUBSIDIARIES OF CARTER'S, INC.

Corporate Name	Jurisdiction of Incorporation/ Organization	Name Under Which Business Is Done
The William Carter Company	Massachusetts	Carter's

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SUBSIDIARIES OF CARTER'S, INC.